Exhibit (j)(2)

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

The Commerce Funds

We consent to the use of our report dated December 21, 2006, incorporated in this Registration Statement by reference, to the Core Equity Fund, Growth Fund, Value Fund, MidCap Growth Fund, International Equity Fund, Asset Allocation Fund, Bond Fund, Short-Term Government Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund, and Kansas Tax-Free Intermediate Bond Fund, each a series of The Commerce Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Boston, Massachusetts

February 27, 2007